Exhibit 10.3

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the company treats as private or confidential.

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made effective as of June 19, 2025 (the “Effective Date”), by and between Jones Soda Co., a Washington corporation (“Licensor”) and Mary Jones Holdings, Inc., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, Licensor is the owner of those certain trademarks and service marks and associated logo design(s), set forth and identified in Exhibit A attached hereto and incorporated herein by this reference in connection with goods and services offered and sold by Licensor (the “Licensed Marks”), and Licensor has full rights to license such Licensed Marks; and

WHEREAS, in connection with that certain Stock Purchase Agreement (“SPA”) signed and executed between the parties on even date herewith, Licensor desires to grant Licensee a license to use the Licensed Marks and the Licensed Formulas (as defined below) (collectively, the “Licensed IP”) as permitted by this Agreement; and

WHEREAS, Licensee desires to accept Licensor’s license to use the Licensed IP as permitted by this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Grant of License.

a. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive, freely-usable and non-transferable, fully sublicensable license to use the Licensed IP during the Term of this Agreement, in connection with the manufacture, sale, distribution, advertising, and promotion of all current and future products, whether presently known or unknown (each, a “Licensed Product” and collectively, the “Licensed Products” to be incorporated into the attached Exhibit B from time to time), each consisting of a mutually agreed upon composition, formula, recipe, flavor necessary for the Licensed Products (the “Licensed Formula(s))”, and labeling, container size, and packaging, as applicable , to be made available by Licensee for sale on-site at Licensee’s principal and other places of business and/or by means of other distributors of Licensee globally (the “Territory”), including in any country or jurisdiction where the sale, marketing, and distribution of the Licensed Products is lawful (collectively, the “Permitted Use”). If Licensee desires to manufacture, sell, advertise, or promote any product that is not a current Licensed Product, Licensee and Licensor must mutually agree in writing to make such product a Licensed Product. For the avoidance of doubt, Licensee shall retain the exclusive right, and Licensor acknowledges and agrees that any consumable product containing an emulsion derived from the marijuana plant with tetrahydrocannabinol (“THC”) shall be exclusively controlled by Licensee in connection with the Licensed IP; provided further, that such exclusive right does not include similar products containing Hemp (as defined in the SPA), which remains with Licensor. Licensor shall have no rights, license, or claim to use the Licensed IP in connection with any such THC products unless otherwise agreed to in writing by Licensee and further, Licensor acknowledges and agrees that it shall not have the right to license or grant use of the Licensed IP to any third party engaged in the manufacture, distribution, sale, or promotion of any products containing THC within the Territory during the Term of this Agreement.

b. Licensee shall have the right to sublicense the Licensed IP so long as such sublicense is at least as restrictive as the terms contained in this Agreement. In no event may Licensee or any sublicensee use the Licensed IP in any manner other than as allowed under this Agreement and for the Permitted Use.

c. For purposes of this Agreement, a Formula shall mean the specific formulations developed, owned, used, and/or licensed by Licensor that are used for and/or capable of being used for or used with a Licensed Product.

i)	The parties understand and agree that any and all Formulas, whether now known or hereinafter known, shall, at Licensee’s option, be made a part of and included as a Licensed Formula for use by Licensee and any of its sublicensees pursuant to the terms of this Agreement.
ii)	To the extent Licensee requests Licensor to create and/or modify create a commercially feasible Formula for use in connection with a Licensed Product (“Licensor Modified Formula”), Licensor shall, within thirty days of receiving a written request from Licensee or within a time-period otherwise agreed upon by the parties (a “Modification Period”), create and/or modify the applicable Formula for use by Licensee. Such Licensor Modified Formula (A) shall be owned by Licensor but shall be included as a Licensed Formula and (B) may, at Licensee’s sole option, be incorporated and/or otherwise used in connection with a Licensed Product. In the event Licensor elects not to or is otherwise unable to create and/or modify a Formula within the Modification Period, Licensee shall have the right to create and/or modify such Formula (“Licensee Modified Formula”). Notwithstanding any other provision to the contrary, such Licensee Modified Formula shall be owned by Licensee and, at Licensee’s sole option, may be incorporated and/or otherwise used in connection with a Licensed Product during the Term and at any time thereafter. In addition, Licensor shall be entitled to license such Licensee Modified Formula on mutually agreeable terms and conditions.

d. Notwithstanding anything to contrary contained herein, Licensor agrees that Licensee shall have the right to work directly with the manufacturers and flavor formula creators of the Licensed Products (the “Jones Soda’s Flavor Houses”) and can procure exclusive flavor profiles for the Licensed Products, subject to the terms and conditions of this Agreement. Furthermore, if Licensee requests in writing access to any Jones Soda Flavor Houses flavors or formulas, including as Licensor’s sublicensee, then, with the Licensor’s consent, which shall not be unreasonably withheld, Licensor shall take any and all actions and execute any and all documents necessary to provide such access to Licensee during the Term and thereafter.

2.	Term. This Agreement shall be effective as of the Effective Date and shall remain in effect until terminated as provided in Section 11 herein (the “Term”).

3.	Licensing Fee. On each anniversary of the Effective Date, as consideration of the license grant set forth herein, Licensee shall pay Licensor the following license fees (the “Licensing Fee”): (a) $150,000 on the one (1) year anniversary of the Effective Date, and (b) $225,000 on each subsequent anniversary of the Effective Date. The Licensing Fee shall be fixed and non-adjustable for the Term of this Agreement

4.	Proprietary Rights of Licensor.

a.	It is understood and agreed that, during the Term of this Agreement and thereafter, Licensor shall retain exclusive title to and ownership of the Licensed IP and that no title or ownership of the Licensed IP is hereby transferred to the Licensee. Except as otherwise expressly set forth herein, all goodwill associated with use of the Licensed IP shall inure to the benefit of Licensor. Notwithstanding the foregoing, at no time shall any Licensed Product belong to Licensor. Any recipe or formulas developed by Licensee, including any Licensee Modified Formulas, shall remain the property of Licensee.

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b.	Licensee agrees that it shall not, during the Term or thereafter, directly or indirectly:

i)	take, omit to take, or permit any action that will or may be reasonably expected to (A) dilute the Licensed Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Marks or Licensor, or (B) invalidate or jeopardize any registration of any of the Licensed Marks;

ii)	use the Licensed Marks (or any mark confusingly similar thereto), individually or in combination, as part of (a) its corporate or trade name, or (b) any domain name; or

iii)	apply for, or obtain, or assist any other party in applying for or obtaining any registration of any of the Licensed Marks, or any trademark, service mark, trade name, or other indicia confusingly similar to the Licensed Marks.

5.	Purchase of Licensor Products. From time to time and upon request by Licensee, Licensor shall provide, at Licensor’s cost of goods, a reasonably sufficient number of products to enable Licensee to conduct reasonable product research and development, quality control, and other reasonable and necessary activities for the purpose of carrying out this Agreement.

6.	Enforcement. Licensee shall promptly notify Licensor in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Licensed IP by any third party of which it becomes aware. Licensor has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement). Licensee shall provide Licensor with all assistance that Licensor may reasonably request, at Licensor’s expense, in connection with any such action or proceeding. Notwithstanding the foregoing, if within 10 days of receiving notice of any infringement, dilution or other conflicting use of the Licensed IP Licensor does not initiate legal action, or if Licensor subsequently decides not to proceed with any such action, Licensee shall have the right, but no obligation, to bring or take any such action as it determines is necessary in its reasonable discretion to halt any such activity by such third party and to control the conduct of such enforcement action, including settlement and shall retain all amounts received through such action. Furthermore, Licensor shall provide Licensee with all assistance that Licensee may reasonably request, at Licensor’s expense, in connection with any action or proceeding, including joining as a necessary or indispensable party in any legal action.

7.	Quality Standards. In order to protect Licensor’s trademark rights in the Licensed IP, Licensee acknowledges and agrees that all Licensed Products shall conform to the quality standards established by Licensor. Licensor shall have the right to inspect, test, and approve or reject all Licensed Products and the designs of the packaging before they are offered for sale or distribution under the Licensed Trademark; provided, however, that, unless Licensor provides written disapproval within ten (10) days after Licensee provides such Licensed Product, then Licensor will be deemed to have given approval over such Licensed Product. Licensor retains the right to inspect and monitor Licensee’s use of the Licensed IP to ensure the quality of the Licensed Products meets Licensor’s standards. Licensee shall provide Licensor with reasonable access to production facilities, samples, and marketing materials for inspection upon request. Licensor may approve or disapprove of the Licensed Products and may require modifications to maintain the quality of thereof. Licensee agrees that once Licensor approves a Licensed Product, Licensee will not alter any labeling, packaging, recipe or the nature or quality of any of the ingredients used in connection with that Licensed Product without the prior written approval of Licensor (in its sole and absolute discretion).

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8.	Representations and Warranties. Each party represents, warrants and covenants that it has a right to enter into this Agreement and that the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite action of the party. Licensor represents and warrants that the Licensed IP and any and all deliverables, materials, content, documents, concepts, campaigns, or other things licensed to Licensee do not infringe and will not infringe on any intellectual property rights of any third party and that as of the date hereof, there are no pending or, to Licensor’s knowledge, threatened claims, litigation, or other proceedings pending against Licensor by any third party based on an alleged violation of any intellectual property rights. Except as expressly provided in this Agreement, neither party makes any representations or warranties to the other party. This Agreement is given solely to allow Licensee to produce, manufacture, and distribute the Licensed Products using the Licensed IP. Licensor shall only be entitled to the Licensing Fee, and in no case shall Licensor be entitled to share in any revenue or profit derived by Licensee from the sale of the Licensed Products. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of the Licensed Products, including, without limitation, each applicable state in which the Licensed Products are distributed.

9.	Form of Use. Licensee shall ensure that all products, packaging, advertising, promotional materials, and other instances of use bearing the Licensed Marks shall include appropriate trademark notices as required by applicable law, and each use of the Licensed Marks shall be accompanied by the appropriate trademark symbol (e.g., ™ or ®).

10.	Protection of Goodwill and Licensed Marks. Licensee recognizes and acknowledges Licensor’s rights in and to the Licensed Marks. In order that the goodwill of Licensor shall be maintained, Licensee agrees that, during the Term of this Agreement it shall not: a) attack or contest the validity, title and/or any rights of Licensor in or to the Licensed Marks; b) except for labels required under any applicable state or federal law, apply to register or maintain any application or registration of the Licensed Marks or any other mark confusingly similar thereto in any jurisdiction; c) use the Licensed Marks or any mark or name confusingly similar thereto except as expressly authorized hereunder; or d) use any colorable imitation of the Licensed Marks or any variant form (including variant design forms, logos, colors, or type shapes) of the Licensed Marks not specifically approved by Licensor.

11.	Indemnification.

a.	Licensor shall defend, indemnify, protect and hold Licensee and its affiliated companies and their respective members, directors, officers, employees and agents harmless from and against any and all damages, costs, expenses, lawsuits and liabilities directly or indirectly resulting from claims, suits or judgments arising out of: (i) any claims of infringement relating to the Licensed IP or any materials provided by Licensor; (ii) claims by third parties for royalties, fees, damages or other sums due and owing in connection with the Licensed Products, the Licensed IP, or this Agreement; (iii) the breach by Licensor of any of its warranties, representations or obligations under this Agreement, including without limitation, any acts or omissions of Licensor or its employees, agents, or representatives; and/or (iv) the negligent or intentionally wrongful acts of Licensor or its employees, agents, or representatives (collectively the “Licensee Claims”). Licensor shall pay the cost of defending Licensee against such Licensee Claims, including without limitation Licensee’s reasonable attorneys’ fees, and shall indemnify Licensee against and save it harmless from any judgment, settlement or other loss from any cause whatsoever related to the foregoing. In the event a claim arises for which indemnification will be sought, Licensee shall promptly notify Licensor. At the Licensor’s request, the Licensee shall give Licensor control of the defense of such suit, and Licensee will reasonably cooperate with Licensor in defense of the same all at Licensor’s expense. Licensee and any other party, against whom suit is brought, shall have the right, at its own expense, to retain counsel to participate in the defense of any suit. Notwithstanding the foregoing, Licensor may not settle or admit liability with respect to any such Licensee Claim without the prior written consent of Licensee, which consent will not be unreasonably withheld, conditioned or delayed. The rights and obligations of this Section shall survive the expiration or earlier termination of this Agreement.

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b.	Licensee shall defend, indemnify, protect and hold Licensor and its affiliated companies and their respective members, directors, officers, employees and agents harmless from and against any and all damages, costs, expenses, lawsuits and liabilities directly or indirectly resulting from claims, suits or judgments arising out of: (i) the breach by Licensee of any of its warranties, representations or obligations under this Agreement, including without limitation, any acts or omissions of Licensee or its employees, agents, or representatives; and/or (ii) the negligent or intentionally wrongful acts of Licensee or its employees, agents, or representatives (collectively the “Licensor Claims”). Licensee shall pay the cost of defending Licensor against such Licensor Claims, including without limitation Licensor’s reasonable attorneys’ fees, and shall indemnify Licensor against and save it harmless from any judgment, settlement or other loss from any cause whatsoever related to the foregoing. In the event a claim arises for which indemnification will be sought, Licensor shall promptly notify Licensee. At the Licensee’s request, the Licensor shall give Licensee control of the defense of such suit, and Licensor will reasonably cooperate with Licensee in defense of the same all at Licensee’s expense. Licensor and any other party, against whom suit is brought, shall have the right, at its own expense, to retain counsel to participate in the defense of any suit. Notwithstanding the foregoing, Licensee may not settle or admit liability with respect to any such Licensor Claim without the prior written consent of Licensor, which consent will not be unreasonably withheld, conditioned or delayed. The rights and obligations of this Section shall survive the expiration or earlier termination of this Agreement.

c.	The maximum aggregate liability of each party for claims for indemnification made pursuant to this Section 11 shall be the total aggregate sum of License Fees paid by Licensee to Licensor under this Agreement and the Purchase Price (as defined in the SPA).

12.	Default and Termination. If either party to this Agreement should violate or fail to perform any material covenant, condition, or undertaking of this Agreement or the SPA on its part to be performed hereunder and not prevented or delayed by the other party hereto, then, and in such event, the other party shall give written notice of such deficiency to the party in default. If the party in default should fail to substantially correct such deficiency within thirty (30) days after receipt of such notice, the other party shall have the option to terminate the license granted herein by giving written notice to the party in default. Licensee shall also be entitled to terminate this Agreement for any or no reason and with or without cause upon ninety (90) days advance written notice to Licensor. Any such termination shall not relieve either party of its obligation to make any payments due or owing to the other party at the time of such termination and shall not impair any accrued right of either party. Any such termination shall be in addition to any other remedies available to the non-breaching party in law or in equity. From the date of the termination of this Agreement (by either Licensee or Licensor) until the twelve (12) month anniversary thereafter, Licensee shall have the right to sell all existing inventory in its possession of Licensed Products bearing the Licensed Marks.

13.	Effect of Termination. Upon expiration or termination of this Agreement, all rights granted to Licensee hereunder shall cease, and Licensee shall refrain from further use of the Licensed Marks or any mark or name confusingly similar to the Licensed Marks in connection with the Licensed Products. Following such expiration or termination, Licensee shall promptly deliver to Licensor or destroy all materials bearing the Licensed Marks, except that Licensee shall not be required to deliver and shall be allowed to sell off any existing stock or inventory of Licensed Products as set forth herein.

14.	Regulatory.

a.	The parties acknowledge their respective understandings that the growth, production, distribution and sale of cannabis, may be lawful pursuant to State and local laws, but unlawful pursuant to 21 U.S.C. et seq. and related laws (the “Federal Cannabis Laws”).

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b.	“Applicable Law” means any applicable federal, state, local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other governmental authority legally binding on either or both Parties; provided that, if the relevant act, omission or conduct was related to wholly intrastate activity and does not violate applicable state or local cannabis law, the term Applicable Laws and similar terms in this Agreement will not include Federal Cannabis Laws.

c.	Licensees represents and agrees that it will use all reasonable and appropriate efforts to assure that those activities required or undertaken by it, its respective employees, and/or its respective agents pursuant to the terms of this Agreement are in compliance with Applicable Law, including, but not limited to, statutes and regulations that specifically apply to cannabis products under Applicable Law and all applicable standards and rules of licensing and accrediting agencies with jurisdiction over the Party.

d.	The parties further agree that the validity, enforceability, and performance of this Agreement is expressly conditioned upon the lawfulness of such products under Applicable Law.

e.	The Parties acknowledge that this Agreement may be submitted to state cannabis regulators and may be subject to approval if required by Applicable law. Should any state cannabis regulator disapprove of any part of this Agreement, the Parties agree to work together in good faith to amend this Agreement in a manner that would allow it to meet regulatory approval.

f.	Upon promulgation of any new Applicable Laws or amendments to Applicable Laws which pose or may pose a significant regulatory or other legal risk to either party, or if it is determined by an authority that has jurisdiction over the Licensee that a term or provision contained herein is noncompliant with an existing Applicable Law, the parties will negotiate in good faith and will amend this Agreement to the least extent possible while still satisfying Applicable Law.

g.	THE CULTIVATION, PRODUCTION AND DISTRIBUTION OF CANNABIS IS ILLEGAL UNDER FEDERAL LAW. NO PARTY WILL ARGUE THAT THIS AGREEMENT IS INVALID FOR PUBLIC POLICY REASONS AND/OR BASED ON ITS VIOLATION OF FEDERAL CANNABIS LAWS. EACH PARTY EXPRESSLY WAIVES THE RIGHT TO PRESENT ANY DEFENSE RELATED TO THE FEDERAL ILLEGALITY OF CANNABIS AND AGREES THAT SUCH DEFENSE SHALL NOT BE ASSERTED, AND WILL NOT APPLY, IN ANY DISPUTE OR CLAIM ARISING OUT OF THIS AGREEMENT.

15.	Miscellaneous

a.	Notices. All notices required hereunder shall be valid if in writing and mailed by either registered or certified mail, return receipt requested, postage prepaid, or via national recognized overnight carrier to the appropriate party at the address set forth below. Either party may change its specified address by written notice to the other party in accordance with the terms hereof.

Licensor:

Jones Soda Co. Inc.

1522 Western Avenue

Suite 24150

Seattle, WA 98101

Attn: Legal Department

E-mail: scotth@jonessoda.com

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Licensee:

Mary Jones Holdings, Inc.

c/o MJ Reg Disruptors, LLC

1951 Thackery Lane

Prosper, TX 75078

Attn: Gabriel Carimi

E-mail: GabeC@jonessoda.com

b.	Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, partnership, joint venture, or any other relationship between the parties hereto other than the relationship of licensor and licensee, and no representation to the contrary shall be binding upon either party.

c.	Assignment; No Third-Party Beneficiaries. Licensee shall not assign, transfer, or otherwise transfer or encumber all or any part of this Agreement or interest in this Agreement, without the prior written consent of Licensor; provided, however, that Licensee may assign this Agreement without Licensor’s consent by to (i) any of Licensee’s affiliates, (ii) a Licensee successor by consolidation or merger or operation of Law; or (iii) a purchaser of all or substantially all of Licensee’s equity interests, assets or business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, subject to assignee expressly assuming all of Licensee’s obligations under this Agreement pursuant to a written agreement reasonably acceptable to Licensor. All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns (and in the case of indemnities, for the benefit of all persons indemnified). Nothing herein expressed or implied is intended or will be construed to confer upon or to give any person that is not a party hereto any rights, claims or remedies under or by reason of this Agreement, except for parties expressly entitled to the protection of any indemnification provision of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

d.	Right of First Offer. To the extent that Licensee is presented with opportunities to sell all or substantially all of its assets, Licensee shall present such opportunities to Licensor before engaging with any third-party.

e.	Right of First Refusal.

i)	During the Term, if Licensor receives a bona fide offer to sell, transfer or license any of the Licensed IP outside the ordinary course of, or otherwise unrelated to, Licensor’s business as conducted on the date of such offer, for which a final purchase price has been agreed to between such third party and Licensor, then Licensor shall first provide written notice (“ROFR Notice”) of such offer to Licensee specifying in reasonable detail the identity of the prospective purchaser, transferee or licensee, as applicable, of the Licensed IP and the terms and conditions of the proposed sale, transfer or license of the Licensed IP, including the ROFR Price.

ii)	For purposes of this Agreement, “ROFR Price” means, with respect to any transaction described in Section 15.e.i), purchase price or license fees payable for the Licensed IP as agreed to by Licensor and the potential purchaser or licensee of the Licensed IP.

iii)	During the thirty (30)-day period after Licensee’s receipt of the ROFR Notice (“ROFR Period”), Licensee will have the right of first refusal to purchase the Licensed IP from Licensor at the ROFR Price. Licensee may exercise such right of first refusal and, thereby purchase the Licensed IP by (A) notifying Licensor in writing before the expiration of the ROFR Period and (B) closing the purchase and sale of the Licensed IP not less than thirty (30) days after the end of the ROFR Period.

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f.	Governing Law. This Agreement shall be governed under the laws of the State of Texas, without regard to the conflicts of law provisions thereof.

g.	Choice of Venue. Each of the parties hereto irrevocably submits to the jurisdiction of the state and federal courts in the State of Texas, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court located in the State of Texas and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

h.	Severability. If any provision of this Agreement shall become illegal, invalid, unenforceable or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, invalid, unenforceable or against public policy, then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect. In lieu of each provision that becomes or is held to be illegal, invalid, unenforceable or against public policy, there shall be automatically added to this Agreement a provision as similar in substance to the objectionable provision as may be possible and still be legal, valid, enforceable and in compliance with public policy.

i.	Waiver. The waiver or failure of any party to exercise in any respect any right provided for herein shall not be deemed a waiver of any future right hereunder, nor shall any such waiver by any party be deemed a continuing waiver. No delay or omission by any party in exercising any right hereunder, at law, or in equity, or otherwise, shall impair any such right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any right preclude other or further exercise thereof.

j.	Confidentiality. Licensor and Licensee each undertakes and warrants that its personnel, agents, and subcontractors will fully respect the confidentiality of the Licensor’s internal business affairs, including the contents and existence of this Agreement. Licensor and Licensee further represent and warrant to treat as confidential all information obtained from the other side and shall not disclose such information to any third party, except to its own employees or the employees of the manufacturer, and only to those employees who need to know such information for the purpose of performing under this Agreement and shall use such information solely in connection with its performance under this Agreement and not for any other purpose. Notwithstanding the foregoing, this confidentiality obligation shall not apply to information, as evidenced in writing:

i)	which is rightfully in Licensee’s or Licensor’s possession prior to the commencement of the negotiations resulting in the Agreement;

ii)	which is already public knowledge or becomes so at a future date (other than as a result of a breach of this Agreement); or

iii)	which is communicated or disclosed to parties by a third party lawfully in possession thereof and entitled so to disclose such confidential information.

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k.	Amendments; Waivers. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. The failure of any party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

l.	Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and the other Transaction Documents contains the sole and entire agreements between the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous discussions, understanding, negotiations, and agreements (whether written or oral) among the parties or between any of them with respect to the subject matter of this Agreement and the other Transaction Documents.

m.	Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

n.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

o.	Survival. The provisions of this Agreement that by their sense and context are intended to survive the termination or expiration of this Agreement shall survive.

p.	WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVER ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW OR EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BY TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

{Signature page to follow}

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LICENSOR		LICENSEE

Jones Soda Co. Inc.		Mary Jones Holdings, Inc.

By:	/s/ Scott Harvey	By:	/s/ Gabriel Carimi

Name:	Scott Harvey	Name:	Gabriel Carimi

Title:	CEO	Title:	Authorized Signatory

[Signature page to license Agreement]

Exhibit A

Licensed Marks

[*]

[Exhibit A to license Agreement]

Exhibit B

Licensed Products

[*]

[Exhibit B to license Agreement]